Exhibit 5.6

April 20, 2012	Christine C. Pound Direct Dial: 902.420.3391 Direct Fax: 902.420.141 cpound@smss.com
Ian Scheinmann
Senior Vice President, Legal Affairs
Cenveo Corporation
201 Broad Street, 6th Floor
One Canterbury Green
Stamford, CT  06901

Dear Mr. Scheinmann:

Re:	Cenveo McLaren Morris & Todd Company

We have acted as special local counsel in the Province of Nova Scotia to Cenveo McLaren Morris & Todd Company (the “NS Company”) relating to the guarantee by the NS Company of the Exchange Notes (as defined below).  The NS Company is among several guarantors (such guarantors, including the NS Company, the “Subsidiary Guarantors”) in connection with (i) the proposed issuance by Cenveo Corporation, a Delaware corporation (the “Company”), in the exchange offer (the “Exchange Offer”) of up to $225,000,000 aggregate principal amount of its 11½% Senior Notes due 2017 (the “Exchange Notes”), which are to be registered under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for a like aggregate principal amount of the Company’s outstanding 11½% Senior Notes due 2017 (the “Original Notes”) issued pursuant to Rule 144A and Regulation S of the Securities Act and (ii) the full and unconditional guarantees of the Exchange Notes by Cenveo, Inc., a Colorado corporation (“Parent” and, together with the Company and the Subsidiary Guarantors, the “Issuers”), and the Subsidiary Guarantors.  We have examined the Registration Statement on Form S-4 as filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”) pursuant to the Securities Act.

The Exchange Offer is being made pursuant to the Registration Rights Agreement, dated as of March 28, 2012 (the “Registration Rights Agreement”), among the Issuers and the initial purchasers named therein.  The Registration Rights Agreement was executed in connection with the private placement of the Original Notes.

The Original Notes were issued and the Exchange Notes will be issued pursuant to the Indenture, dated as of March 28, 2012 (the “Indenture”), among the Issuers and U.S. Bank National Association, as trustee (the “Trustee”).

All capitalized terms used and not otherwise defined herein shall have the meaning set forth in the Indenture.

For purposes of our opinion, we have examined copies of and assumed the currency of:

i.	the Indenture;

ii.	the Registration Rights Agreement;

Ian Scheinmann
April 20, 2012

iii.	the Notation of Guaranty executed by the NS Company with respect to the Exchange Notes (the "Guarantee" and collectively with the Indenture and the Registration Rights Agreement, the "Agreements");

iv.	a certified copy of the directors’ resolution of the NS Company dated March 22, 2012 (the “Resolution”);

v.
the memorandum of association, articles of association, certificates of incorporation or amalgamation (as applicable), records of corporate proceedings, written resolutions and registers of each of the NS Company contained in the minute books of the NS Company in our possession;

vi.	an executed copy of an officers’ certificate for the NS Company dated April 20, 2012 with respect to various factual matters, copies of which have been delivered to you; and

vii.	a certificate of status (the “Certificate of Status”) pertaining to the NS Company issued on behalf of the Registrar of Joint Stock Companies for the Province of Nova Scotia dated April 20, 2012.

We have examined such public and corporate records and other documents, and have considered such matters of law, as we have considered necessary or appropriate in the circumstances for purposes of the opinions expressed herein. In such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as notarial, certified, photostatic or telecopied copies thereof.

We have also assumed that the due authorization, execution and delivery of the Agreements by all parties other than the NS Company, and that the Agreements each constitute a legal, valid and binding obligation of all such other parties thereto enforceable against such parties in accordance with their terms; and that each of the Agreements have been physically delivered by the NS Company to the other parties thereto, or their respective agents, and have been properly delivered under all relevant laws other than those of the Province of Nova Scotia and are not delivered subject to any condition or escrow which has not been satisfied.

For purposes of our opinion in paragraph 1 below, we have relied solely upon the Certificate of Status and assumed such certificate remains accurate as of the date hereof.

For purposes of our opinion in paragraphs 3 below, we have assumed that the Resolution remains accurate, in force and unamended as of the date hereof and that the minute book of the NS Company in our possession are complete and up to date.

This opinion is limited to the laws of the Province of Nova Scotia including the federal laws of Canada applicable therein as of the date hereof and we express no opinion as to the laws of any other jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that at the date hereof:

1.	The NS Company has been duly amalgamated and exists under the laws of the Province of Nova Scotia.

Ian Scheinmann
April 20, 2012

2.	The NS Company has the corporate power and capacity to perform its obligations under each of the Agreements.

3.	All necessary corporate action has been taken by the NS Company to authorize the execution and delivery by it of each of the Agreements and the performance of its obligations thereunder.

4.	The Agreements have each been duly executed and delivered by the NS Company.

This opinion is being furnished to the addressee for his benefit and is not to be used, circulated, quoted, relied upon or otherwise referred to without our prior written consent. However, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof.  In addition, we also consent to the reliance upon and references to this opinion by the addressee for the purposes of the opinions to be rendered by him in connection with the issuance and offering of the Notes.

Yours very truly,
STEWART MCKELVEY

/s/ STEWART MCKELVEY

CCP/